Exhibit 99.1

Atlantic Power Corporation Appoints Terrence Ronan as Chief Financial Officer

BOSTON, July 11, 2012 /PRNewswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today announced that Terrence (“Terry”) Ronan has been appointed Executive Vice President — Chief Financial Officer, effective August 20, 2012. In this position, Mr. Ronan will be responsible for all of finance-related functions as well as playing a central role in the development and execution of Atlantic Power’s operational and strategic initiatives. Mr. Ronan succeeds Lisa Donahue, who has served as the Company’s Interim Chief Financial Officer since July, 2011. Ms. Donahue will continue to be available as a consultant to the Company for transition matters.

“Terry is a great addition to our management team and brings a valuable combination of strong financial skills, senior corporate experience and an extensive knowledge of the energy, utility, natural resources and infrastructure sectors,” said Barry Welch, President and Chief Executive Officer of Atlantic Power. “In particular, we look forward to benefiting from Terry’s deep banking experience and track record of effective leadership as we continue to strengthen the Company’s development and continue to deliver long-term value to all of our stakeholders.”

“On behalf of the entire Board and management team, I would also like to thank Lisa for her many contributions to Atlantic Power, especially her efforts in the financial and organizational planning for the new, combined Atlantic Power.”

About Terrence Ronan

Terrence Ronan is a financial professional with more than 20 years of management and capital raising experience. Most recently, Mr. Ronan served as Managing Director-Finance and Assistant Treasurer at Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related products. Prior to that, Mr. Ronan served as President and Chief Executive Officer of SemGroup, L.P. where he oversaw the operations of the privately held partnership engaged in the transportation, storage, terminalling and marketing of crude oil, LPG and natural gas. From 2006-2008, Mr. Ronan served as Managing Director at Merrill Lynch Capital where he co-founded the start-up Energy Finance practice, in which he was responsible for origination activities in the midstream and E&P sectors. Mr. Ronan also spent 14 years at Bank of America, culminating in his role as Managing Director where he focused on financing industry leading E&P, midstream and refining and marketing companies.

In addition to his corporate career, Mr. Ronan served in the U.S. Navy from 1981 to 2007, retiring after 26 years of service with the rank of Captain. Mr. Ronan graduated with a B.S. from Bates College and later received an MBA from the University of Michigan Ross School of Business.

About Atlantic Power

Atlantic Power is a leading publicly traded, power generation and infrastructure company with a well diversified portfolio of assets in the United States and Canada. The Company’s power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices. The net generating capacity of the Company’s projects is approximately 2,140 MW, consisting of interests in 31 operational power generation projects across 11 states and 2 provinces and an 84-mile, 500 kilovolt electric transmission line located in California. In addition, the Company has one 53 MW biomass project under construction in Georgia and one approximately 300 MW wind project under construction in Oklahoma. Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer in Charlotte, NC. Atlantic Power is incorporated in British Columbia, headquartered in Boston and has offices in Chicago, Toronto, Vancouver and San Diego.

The Company’s corporate strategy is to increase the value of the company through accretive acquisitions in North American markets while generating stable, contracted cash flows from its existing assets to sustain its dividend payout to shareholders. The Company’s dividend is currently paid monthly at an annual rate of Cdn$1.15 per share.

Atlantic Power has a market capitalization of approximately $1.6 billion and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation

Amanda Wagemaker, Investor Relations

(617) 977-2700

info@atlanticpower.com